UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No .               )

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PARKS! AMERICA, INC.
(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 23, 2024, Parks! America, Inc. (the “Company”) issued the following press release:

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Parks! America, Inc. Announces Glass Lewis Recommends Parks! America Shareholders Vote “FOR” Each of the Director Nominees Recommended by the Board

Glass Lewis Recommends Shareholders Vote on

Parks! America’s WHITE Proxy Card

Glass Lewis Recommends Voting “FOR” CEO Lisa Brady

Parks! America Reminds Shareholders to Vote Today on the WHITE Proxy Card for Our Highly Qualified Nominees

PINE MOUNTAIN, Georgia, May 23, 2024 (GLOBE NEWSWIRE) -- Parks! America, Inc. (OTCPink: PRKA) (the “Company” or “Parks! America”), a leading operator of regional safari parks in the U.S., announced today that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that Parks! America shareholders vote “FOR” each of the Board of Directors’ nominees: Lisa Brady, Charles Kohnen, Jeffery Lococo, Rick Ruffolo, Jon M. Steele and Todd R. White; “FOR” Geoff Gannon, the Focused Compounding Fund, LP (collectively with its affiliates, “Focused Compounding”) nominee who was recommended by the Board of Directors; “AGAINST” all other Focused Compounding nominees; and “AGAINST” the Focused Compounding proposal at the upcoming Annual Meeting on June 6, 2024.

Glass Lewis provided that they “do not consider there presently exists a compelling, comprehensively reasoned case for investors to support the [Focused Compounding] slate...” (permission to quote the Glass Lewis report was neither sought nor obtained).

Importantly, Glass Lewis, in making its voting recommendations, provided a detailed, careful analysis, which was predicated on, among other things:

●	The Focused Compounding slate “offers no leisure or theme parks expertise, no public company executive or director experience and comparatively limited employment history…”

●	The Focused Compounding plan for the Company clearly appears to include an immediate transition for the sitting executive team, yet “it is unclear whether the [Focused Compounding] slate would be prepared to implement and oversee such a process.”

●	The Board of Directors has, considering the extant optics, “made a reasonably good faith effort to find a mutually acceptable resolution.”

Lisa Brady, CEO of Parks! America, commented, “We are pleased with the Glass Lewis recommendations relating to this proxy matter. We remain dedicated to executing our strategic plan to maximize value for all Parks! America shareholders, as opposed to a vague plan by dissidents with no industry or public company experience. These recommendations serve our shareholder base well. We appreciate that Glass Lewis recognizes the stark comparison.”

Glass Lewis is a leading independent proxy advisory firm which, among other services, provides proxy voting recommendations to pension funds, investment managers, mutual funds and other institutional shareholders. Their voting analyses and recommendations are relied upon by thousands of major institutional investment firms, mutual funds and fiduciaries throughout the world.

VOTE “FOR” PARKS! AMERICA’S NOMINEES ON THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with voting, please contact the Company’s proxy solicitor, Saratoga Proxy Consulting, LLC, by calling (212) 257-1311 or toll free at (888) 368-0379, or by email at info@saratogaproxy.com.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s Annual Report on Form 10-K and other reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors, nominees and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). On April 23, 2024, the Company filed a definitive proxy statement, as amended May 3, 2024 (the “Definitive Proxy Statement”), and a WHITE proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors, nominees and executive officers in the Company’s securities. Such information can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement on page 16 and available here. Stockholders can obtain the Definitive Proxy Statement with respect to the Annual Meeting, including any amendments or supplements to such proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contacts:

Lisa Brady
President and Chief Executive Officer
(706) 663-8744

Todd R. White
Chief Financial Officer
(706) 663-8744